Exhibit 10.1

Form of Restricted Stock Unit Award Agreement
(Performance Vesting)

Grant Number:  «RSU Number»

National Instruments Corporation (the “Company”) hereby grants you, «First» «Middle» «Last» (the “Participant”), an award of restricted stock units (“Restricted Stock Units”) under the National Instruments Corporation 2010 Incentive Plan (the “Plan”).  Capitalized terms not otherwise defined herein will have the meanings in the Plan.   Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this Award are as follows:

Date of Grant:                                                      [_________]

Number of Restricted Stock Units:                   [_________]

Vesting Commencement Date:                          [_________]

Vesting of Restricted Stock Units:                   The Restricted Stock Units will vest according to the following schedule:

Threshold Performance Goal.  If during the Performance Period beginning ______ and ending ________, the Company’s (a) Operating Income, minus Excluded Items, divided by (b) the Company’s Net Sales, is equal to or greater than ____________ percent (___%) (the “Profit Goal”), the Participant will be eligible to vest in the full number of Restricted Stock Units subject to this Award Agreement pursuant to the terms and conditions of the Vesting Schedule below.  If the Company fails to achieve the Profit Goal, all Restricted Stock Units subject to this Award Agreement will be forfeited at no cost to the Company effective at the end of the Performance Period and the Participant will have no further rights to the Restricted Stock units subject to this Award Agreement.

Vesting Schedule. Subject to any accelerated vesting provisions in the Plan, and to the achievement of the Profit Goal, the Restricted Stock Units will vest as follows:

Ten percent (10%) of the Restricted Stock Units will vest on each anniversary of the Vesting Commencement Date, subject to Participant continuing to be an Employee through such dates, and satisfying the Full-Time Employment Requirement for an Eligible Vesting Year.

Restricted Stock Units will not vest during any Eligible Vesting Year if for six months or more during such Eligible Vesting Year (i) Participant is on a Nonstatutory Leave of Absence, and/or (ii) Participant is not a Full-Time Employee (the “Full-Time Employment Requirement”).

In the event that no Restricted Stock Units vest during an Eligible Vesting Year for failure to satisfy the Full-Time Employment Requirement (the “Forgone Annual Units”), then the Forgone Annual Units that fail to so vest will be eligible to vest in a subsequent Eligible Vesting Year during which the Full-Time Employment Requirement is satisfied; provided, however, that no more than one Eligible Vesting Year’s worth of Forgone Annual Units will be able to vest in any such subsequent Eligible Vesting Year; provided, further, that any Restricted Stock Units that fail to vest hereunder by the fifteenth (15th) anniversary of the Vesting Commencement Date will not be eligible to vest thereafter and will automatically be forfeited at no cost to the Company and the Participant will have no further rights with respect thereto.

 In addition to the vesting provided for above, each Eligible Vesting Year beginning with the Vesting Commencement Date, a number of Restricted Stock Units will become vested based upon the Company’s achievement of certain performance goals for the Fiscal Year that ends during an applicable Eligible Vesting Year as follows:

Total Number of Restricted Stock Units subject to this Award	x 0.1	Earnings Attainment for applicable Fiscal Year	x	Sales Attainment for applicable Fiscal Year

In order to be eligible for vesting acceleration pursuant to these performance-based vesting provisions for any Eligible Vesting Year, Participant must be an Employee through the end of such Eligible Vesting Year and must satisfy the Full-Time Employment Requirement for such Eligible Vesting Year.

 For these purposes, an “Eligible Vesting Year” means the period between May 1 through the following April 30 of each year from the Vesting Commencement Date through the fifteenth (15th) anniversary of the Vesting Commencement Date.

 For these purposes, “Full-Time Employee” means that Participant works in a position of employment with the Company or any Subsidiary of the Company in which Participant is regularly scheduled to work forty (40) or more hours per week or a normal full-time work week pursuant to Applicable Law.

 For these purposes, “Nonstatutory Leave of Absence” means any unpaid leave of absence approved by the Company that the Company is not required to provide to Participant pursuant to Applicable Law.

 Unless otherwise defined herein or in Appendix A, capitalized terms herein or in Appendix A will have the defined meanings ascribed to them in the Plan.

IMPORTANT:

 The Company’s obligation to deliver Shares pursuant to this Award of Restricted Stock Units is subject to all of the terms and conditions contained in Appendix A and the Plan.  Before the Company delivers any Shares pursuant to this Restricted Stock Unit Award Agreement, you must click on the link to each of the documents required for acceptance, including, without limitation, the Restricted Stock Unit Award Agreement and Appendix A thereto, the Plan, and, if applicable, the Restricted Stock Unit Award Tax Obligations and the Data Privacy Consent (collectively, the “Award Documents”) and review each.  PLEASE BE SURE TO READ APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.

By clicking the “ACCEPT” button, you agree to the following:

You acknowledge and agree that:

(a)	you have been able to access and view the Award Documents and understand that all rights and obligations with respect to this Award are set forth in such documents;

(b)	you agree to all terms and conditions contained in the Award Documents;

(c)	the Award Documents set forth the entire understanding between the Company and you regarding this Award and your right to acquire Shares thereunder;

(d)
if you are employed in or are otherwise subject to taxation in Finland, Norway, Switzerland or the United Kingdom on the date of this Award, you have previously executed an Agreement for the Transfer of Employer’s Share Award Tax Liability to the Employee, and you understand that this Award is subject to the terms of the Agreement for the Transfer of Employer’s Share Award Tax Liability; and

(e)	you have previously executed an Employee Confidentiality Agreement as consideration for this Award.

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS

Grant.  The Company hereby grants to the Participant under the Plan an Award for a number of Restricted Stock Units set forth in the Restricted Stock Unit Agreement, subject to all of the terms and conditions of the Restricted Stock Unit Agreement, including this Appendix A (collectively, the “Award Agreement”), and the Plan.

Company’s Obligation to Pay.  Each Restricted Stock Unit represents the right to receive a Share on the date it becomes vested.  Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 and 4, the Participant will have no right to payment of any such Restricted Stock Units.  Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.  Subject to the provisions of Section 5, such vested Restricted Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the fifteenth (15th) day of the third (3rd) month following the end of the Fiscal Year that includes the vesting date.

Vesting Schedule.  Except as provided in Sections 4 and 5, and subject to Section 6, the Restricted Stock Units awarded by this Award Agreement will vest in the Participant according to the vesting schedule set forth in the Award Agreement.  In the event any Restricted Stock Units have not vested by the fifteenth (15th) anniversary of the Vesting Commencement Date, the then-unvested Restricted Stock Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.

Acceleration of Vesting upon Death or Disability.  In the event Participant ceases to be an Employee as the result of Participant’s death or “Disability” prior to the fifteenth (15th) anniversary of the Vesting Commencement Date, 100% of the Restricted Stock Units that have not vested as of such date will immediately vest.  For these purposes, “Disability” will have the meaning given to such term in the employment agreement between Participant and the Company; provided, however, that if Participant has no employment agreement, “Disability” will mean a total and permanent disability as defined in Section 22(e)(3) of the Code as determined by the Administrator and in accordance with the Plan.

Administrator Discretion.  The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time.  If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.

 Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death.  It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

Forfeiture upon Termination of Continuous Service.  If Participant ceases to be an Employee for any reason other than death or Disability, the then-unvested Restricted Stock Units (after taking into any accelerated vesting that may occur as the result of any such termination) awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.

 Payment after Vesting.  Any Restricted Stock Units that vest in accordance with Sections 3, 4 or 5 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole Shares, and no fractional Shares shall be issued.  As determined by the Administrator, any fraction of a Share shall be paid in cash based on the Fair Market Value of a Share.

Payments after Death or Disability.  Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased or Disabled, will be made to the Participant’s legal representatives, guardian, heirs, legatees or distributees, as applicable.  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

Withholding of Taxes.  Notwithstanding any contrary provision of this Award Agreement, no Shares will be delivered to the Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares so deliverable.

Rights as Stockholder.  Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued (including in book entry), recorded on the records of the Company or its transfer agents or registrars, and, if applicable, delivered to the Participant.

No Effect on Employment or Service.  The Participant’s employment or other service with the Company and its Subsidiaries is on an at-will basis only.  Accordingly, the terms of the Participant’s employment or service with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing the Participant (as the case may be), and the Company or the Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment or service of the Participant at any time for any reason whatsoever, with or without good cause.

Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 11500 N. Mopac Expressway, Building A, Austin, Texas 78759, Attn: Stock Administrator, or at such other address as the Company may hereafter designate in writing.

Grant is Not Transferable.  Except to the limited extent provided in Section 8, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

Plan Governs.  This Award Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

Administrator Authority.  The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Board or its Committee administering the Plan will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

Agreement Severable.  In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.